Exhibit 99.2

IBM and SYNNEX Announce Strategic Partnership in Customer Care Market

SYNNEX to acquire IBM’s Customer Care Business Process Outsourcing Services Business and integrate with Concentrix

Armonk, N.Y. & Fremont, Calif. – September 10, 2013: IBM (NYSE: IBM) and SYNNEX (NYSE: SNX) Corporation announced today a definitive agreement in which SYNNEX will acquire IBM’s worldwide customer care business process outsourcing services business for $505 million, consisting of approximately $430 million in cash and $75 million in stock. The acquisition will be branded and fully integrated with Concentrix, a wholly owned subsidiary of SYNNEX.

As part of the transaction, SYNNEX will enter into a multi-year agreement with IBM, and Concentrix will become an IBM strategic business partner for global customer care business process outsourcing services.

Social, Mobile, Big Data and Cloud technologies are quickly and profoundly transforming customer care, enabling companies to take a holistic view of customers across traditional and new channels. Through its investments in a broad software portfolio, cloud technology, consulting and advanced analytics, IBM is supporting global clients as they navigate through this customer experience transformation.

By partnering with Concentrix for customer care services and leveraging Concentrix’ ongoing investments in this business, IBM and Concentrix plan to jointly bring an unrivaled approach for transforming and delivering high-value interactions at every stage of the customer care lifecycle.

IBM is investing in innovative solutions in the business process outsourcing services market and will continue to focus on, and invest in, strategic areas of its Global Process Services portfolio including: finance and administration, procurement and supply chain management, human resources and Smarter Workforce, and mortgage origination and servicing. Recent IBM major investments include acquisitions such as Kenexa for a Smarter Workforce and Emptoris for supply chain management, enabling IBM to deliver smarter analytics-based solutions to IBM clients.

“We are very excited to bring together these two great teams, each recognized by their clients as leaders in providing outstanding and innovative solutions,” said Kevin Murai, President & CEO, SYNNEX Corporation. “This acquisition will significantly extend our portfolio of offerings and delivery capabilities that will make Concentrix a global Top 10 player in this growing market.”

Concentrix is a recognized leader in providing platforms, people and services to support high-value interactions at every stage of the customer lifecycle. Through the acquisition of IBM’s customer care business process outsourcing services business, Concentrix will provide customer care services for clients in more than 12 industries. Concentrix will significantly expand its global footprint across six continents to approximately 45,000 staff and 50 plus delivery centers.

“Our clients are investing at an unprecedented rate, in order to engage with and service clients across multiple channels,” said Lori Steele, General Manager, IBM Global Process Services. “This partnership between IBM and SYNNEX will provide our clients with the innovation they have come to expect from IBM through our deep capabilities in advanced analytics, social business, cloud and smarter commerce, complemented by Concentrix’ flexible and adaptive global customer care delivery network.”

The transaction is expected to close in the coming months, subject to the satisfaction of regulatory requirements and customary closing conditions. After the transaction closes, IBM will have an equity interest in SYNNEX.

Subsequent closings will occur subject to similar conditions, local agreements and the information and consultation process in applicable countries. While the transaction is being completed, the companies will continue to operate independently and IBM customer care business process outsourcing services will continue to be sold and delivered as usual.

Forward Looking Statements:

Except for the historical information contained herein, the matters set forth in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially, including, but not limited to, the risk that the transaction will not close as anticipated or at all and the risks detailed in reports filed with the SEC by SYNNEX or IBM from time to time. These forward-looking statements speak only as of the date hereof. SYNNEX and IBM disclaim any obligation to update these forward-looking statements.

About SYNNEX

SYNNEX Corporation, a Fortune 500 corporation, is a leading business process services company, servicing resellers, retailers and original equipment manufacturers in multiple regions around the world. SYNNEX provides services in IT distribution, supply chain management, contract assembly and business process outsourcing. Founded in 1980, SYNNEX employs approximately 12,500 full-time and part-time associates worldwide. Additional information about SYNNEX may be found online at www.synnex.com.

About Concentrix:

Concentrix Corporation is the global business services division of SYNNEX Corporation with award-winning expertise in providing our clients with platforms and services to enable their customer strategy. From locations in the Philippines, China, Costa Rica, Nicaragua, Canada, the United States, United Kingdom, Hungary, India and Japan, our more than 8,000 employees support millions of transactions in multiple languages and countries worldwide. Concentrix Corporation is a wholly owned subsidiary of SYNNEX Corporation (NYSE:SNX), a Fortune 500 company. For more information, please visit www.concentrix.com.

To learn more about IBM, visit: http://www-935.ibm.com/services/us/en/it-services/ibm-global-process-services.html

SYNNEX Contact:

Deirdre Skolfield, CFA

Investor Relations

SYNNEX Corporation

Telephone: (510) 668-3715

deirdres@synnex.com

IBM Contact:

Trink Guarino

IBM Media Relations

914-766-4266

guarino@us.ibm.com